Exhibit 3.5

State of Delaware Secretary of State Division of Corporations Delivered 02:04 PM 10/13/2005 FILED 02:11 PM 10/13/2005 SRV 050837827 – 3380441 FILE

CERTIFICATE OF MERGER

OF

EXOPACK INTEGRATED, INC.

WITH AND INTO

EXOPACK HOLDING CORP.

Pursuant to Section 251 of the Delaware General Corporation Law, the undersigned corporation hereby certifies that:

FIRST: The name and jurisdiction of incorporation of each of the constituent corporations of the merger are:

(a) Exopack Integrated, Inc., a Delaware corporation; and

(b) Exopack Holding Corp., a Delaware corporation.

SECOND: An Agreement and Plan of Merger dated October 5, 2005 (the “Merger Agreement”) by and among Exopack Key Holdings, LLC, a Delaware limited liability company, Exopack Integrated, Inc., and Exopack Holding Corp. providing for the merger of Exopack Integrated, Inc. with and into Exopack Holding Corp. (the “Merger”) has been approved, adopted, certified, executed, and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251(c) of the Delaware General Corporation Law.

THIRD: The name of the surviving corporation is Exopack Holding Corp.

FOURTH: The certificate of incorporation shall be amended in its entirety to reflect the form attached hereto as Exhibit A, which shall be the certificate of incorporation of the surviving corporation following the Merger.

FIFTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: The executed Merger Agreement is on file at Exopack Holding Corp., 3070 Southport Road, Spartanburg, South Carolina 29302, the principal place of business of the surviving corporation.

SEVENTH: A copy of the Merger Agreement will be furnished by Exopack Holding Corp., on request and without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, Exopack Holding Corp. has caused this certificate to be signed by an authorized officer thereof on the 13th day of October, 2005.

EXOPACK HOLDING CORP.

By:	/s/ J. Cabell Acree, III
Name:	J. Cabell Acree, III
Title:	Senior Vice President

Exhibit A

ARTICLE ONE

NAME

The name of the corporation is Exopack Holding Corp., (the “Company”).

ARTICLE TWO

ADDRESS OF REGISTERED AGENT

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

PURPOSE

The nature of the business or the purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

CAPITAL STOCK

(a) Designation and Amount. The total number of shares of stock which the Company has authority to issue is 3,000,000 shares, consisting of 2,900,000 shares of Common Stock, with a par value $.001 per share, and 100,000 shares of Preferred Stock, with a par value of $.001 per share.

(b) Preferred Stock. The board of directors of the Company is authorized, subject to the limitations prescribed by law and the provisions of this certificate of incorporation, to provide for the issuance of shares of the Preferred Stock or to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designations, voting powers, preferences, rights and qualifications, limitations or restrictions of the shares of the Preferred Stock of each such series.

(c) Common Stock.

(i) Classes of Common Stock. Of the 2,900,000 shares of Common Stock which the Company is authorized to issue, 1,200,000 shares shall be Voting Common Stock and 1,700,000 shares shall be Non-Voting Common Stock.

(ii) Rights of the Common Stock. Except as set forth in Article 4(c) (iii) and (iv) below, the Voting Common Stock and the Non-Voting Common Stock shall have the same rights and preferences and shall be treated as one class of Common Stock. Whenever dividends upon the Preferred Stock, to the extent such stock may be entitled thereto, shall have been paid or declared and set apart for payment, the board of directors may declare a dividend upon the Common Stock out of the unrestricted and unreserved surplus of the Company. The holders of the Voting Common Stock and the Non-Voting Common Stock shall share ratably in any such dividend in proportion to the number of shares of Voting Common Stock and Non-Voting Common Stock held by each such holder. In the event of any voluntary or involuntary liquidation, dissolution or winding up the Company and after the payment of any preferential amounts to be distributed to the holders of Preferred Stock, the remaining assets of the Company shall be distributed ratably among the holders of the Voting Common Stock and Non-Voting Common Stock in proportion to the number of shares held by each such holder.

(iii) Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware, by this certificate of incorporation or any amendments thereto or by resolutions adopted by the board of directors providing for the issuance of Preferred Stock, all of the voting power of the Company shall be vested in the holders of the Voting Common Stock, and each holder of Voting Common Stock shall have one (1) vote for each share of Common Stock held by such holder on all matters voted upon by the stockholder. The Non-Voting Common Stock shall not have any voting power, except as otherwise required by the General Corporation Law of the State of Delaware.

(iv) Conversion.

(A) Conversion of Voting Common Stock. Each holder of Voting Common Stock shall be entitled at any time to convert any or all of the shares of such holder’s Voting Common Stock into an equal number of shares of Non-Voting Common Stock.

(B) Conversion Procedure.

(1) Each conversion of shares of Voting Common Stock into shares of Non-Voting Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Company at any time during normal business hours, together with a written notice by the holder of such Voting Common Stock stating that such holder desires to convert the shares, or a stated number of the shares, of such Voting Common Stock represented by such certificate or certificates into shares of Non-Voting Common Stock. Each conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Voting Common Stock as such holder shall cease, and the person or persons in whose name or names the certificate or certificates for shares of Non-Voting Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Non-Voting Common Stock represented thereby.

(2) Promptly after the surrender of certificates and the receipt of written notice, the Company shall issue and deliver in accordance with the surrendering holder’s instructions (a) the certificate or certificates for the Non-Voting Common Stock issuable upon such conversion and (b) a certificate representing any Voting Common Stock which was represented by the certificate or certificates delivered to the Company in connection with such conversion but which was not converted.

(3) The issuance of certificates for Common Stock upon conversion of Voting Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of Common Stock.

(4) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Non-Voting Common Stock, solely for the purpose of issuance upon the conversion of the Voting Common Stock, such number of shares of Non-Voting Common Stock issuable upon the conversion of all outstanding Voting Common Stock. All shares of Non-Voting Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Non-Voting Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately transmitted by the Company upon issuance).

(5) The Company shall not close its books against the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Voting Common Stock. The Company shall assist and cooperate with any holder of Voting Common Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Voting Common Stock hereunder (including, without limitation, making any filings required to be made by the Company).

(C) Stock Splits. If the Company in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided or combined in a similar manner.

ARTICLE FIVE

EXISTENCE

The Company is to have perpetual existence.

ARTICLE SIX

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Company is expressly authorized to make, alter or repeal the Bylaws of the Company.

ARTICLE SEVEN

MEETINGS OF STOCKHOLDERS

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Company may provide. The books of the Company may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Company. Election of directors need not be by written ballot unless the Bylaws of the Company so provide.

ARTICLE EIGHT

INDEMNIFICATION

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Company shall not be liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

ARTICLE NINE

BUSINESS COMBINATIONS

The Company expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

AMENDMENTS

The Company reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein, by the unanimous written consent of the board of directors of the Company and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.